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Exhibit 10.4

Execution Copy

AGREEMENT

        THIS AGREEMENT ("Agreement") is made as of July 31, 2003 (the "Effective Date"), by and between Samsonite Corporation ("Samsonite"), a Delaware corporation, and the Pension Benefit Guaranty Corporation ("PBGC"), a United States government corporation.

WITNESSETH:

        WHEREAS, Samsonite and PBGC are parties to a term sheet dated June 5, 1998, that will be amended and restated and executed before or contemporaneously with this Agreement (as so amended and restated, the "Restatement"), and under which Samsonite has pledged, and has agreed to pledge, certain collateral for the benefit of the PBGC to secure liability that could arise in the event of termination of the Retirement Plan (as hereinafter defined); and

        WHEREAS, PBGC is a beneficiary of an equal and ratable lien as set forth in that certain Collateral Agency Agreement, dated August 7, 1998, among Bank of America, N.A., as administrative agent and collateral agent, and Samsonite, Samsonite Company Stores, Inc. and McGregor II, LLC, and certain other security agreements, all of which together will serve as a guideline for the intercreditor arrangement among the lenders which are parties to the current, proposed "Refinancing" (as such term is defined in the Restatement) and under which the PBGC lien will be continued after the Refinancing (the "PBGC Lien"); and

        WHEREAS, PBGC asserts that as a result of certain cessations of manufacturing operations at the Tucson, Arizona facility in December 2000 and at the Denver, Colorado facility in April 2001 (the "Cessations of Operations"), Samsonite became liable for certain obligations to the Retirement Plan and to PBGC under section 4062(e) of ERISA (as hereinafter defined); and

        WHEREAS, Samsonite denies that the Cessations of Operations caused such liabilities to arise; and

        WHEREAS, the parties hereto have reached understandings with respect to their dispute,

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Samsonite and PBGC agree as follows:

Section I
DEFINITIONS

        In addition to the terms defined elsewhere herein, the following terms shall have the meanings assigned to them below:

        "Code" means the Internal Revenue Code of 1986, as amended, 26 U.S.C. Section 1, et seq., and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to refer also to any successor sections of similar import.

        "Controlled Group" has the meaning set forth in section 4001(a)(14) of ERISA.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq., and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to refer also to any successor sections of similar import.

        "Funding Interest Rate" means the interest rate used by the Retirement Plan's enrolled actuary for purposes of section 412(b)(5)(A) of the Code and section 302(b)(5)(A) of ERISA.

        "Funding Standard Account" means the funding standard account maintained for the Retirement Plan pursuant to section 302 of ERISA and section 412 of the Code.

        "Maximum Tax Deductible Contribution Amount" means, with respect to a Plan Year, the maximum amount of contributions to the Retirement Plan for such Plan Year that would be tax deductible pursuant to section 404 of the Code, determined as if the applicable interest rate is the lowest interest rate in the "permissible range" prescribed by section 412(b)(5)(B)(ii) of the Code, as modified by section 412(l)(7)(C) thereof, to determine "current liability" as defined under section 412 of the Code.

        "Plan Year" means the Retirement Plan's plan year, which, as of the date of this Agreement, is the twelve-month period beginning on January 1 and ending on the following December 31 (or such other period as may be changed in accordance with section 8(k) hereof).

        "Required Credit Balance" means the credit balance in the Funding Standard Account of the Retirement Plan required by this Agreement as of the end of each Plan Year through the Term as follows:

        (1)   for the Plan Year ending December 31, 2002, the Required Credit Balance shall be $5.3 million plus interest on that amount from January 1, 2002 through December 31, 2002, computed at the Funding Interest Rate;

        (2)   for the Plan Year ending December 31, 2003, the Required Credit Balance shall be the Required Credit Balance as of December 31, 2003, plus $5 million, plus interest on that sum from January 1, 2003 through December 31, 2003, computed at the Funding Interest Rate;

        (3)   for each Plan Year thereafter (or part thereof), the Required Credit Balance as of the end of that Plan Year shall equal the Required Credit Balance as of the end of the prior Plan Year plus interest for the Plan Year or part thereof at the Funding Interest Rate.

        "Retirement Plan" means the Samsonite Employee Retirement Income Plan (Employer Identification Number 36-3511556, Plan Number 003. The Retirement Plan is the successor by merger and name change effective as of February 28, 2002, to the Samsonite Retirement Income Plan (former Plan Number 001), the Samsonite Luggage Hourly Plan (former Plan Number 002) and the Samsonite Tucson Hourly Plan (former Plan Number 003).

        "Statutory Funding Requirements" means the minimum funding requirements for the Retirement Plan under section 302 of ERISA and section 412 of the Code.

        "Term" means the period commencing on the Effective Date and ending on April 30, 2006; provided, however, in the event Samsonite commences, or has commenced against it, any bankruptcy case or other insolvency proceedings, prior to April 30, 2006 and is unable to obtain approval to assume this Agreement (as provided in section 2(e) hereof) (the number of days between the bankruptcy petition date and the earlier of (i) April 30, 2006 and (ii) the effective date of any plan of reorganization, being the "Extension Days"), the Term shall in that event be extended by a number of days equal to the Extension Days. Such extension shall begin to run on (iii) the effective date of any such plan of reorganization, if such date is after April 30, 2006, or (iv) on April 30, 2006, if such effective date is prior to April 30, 2006.

Section II
MAINTENANCE OF REQUIRED CREDIT BALANCE

        a.     During the Term, Samsonite shall maintain a Required Credit Balance for the Retirement Plan as follows:

          (1)   Samsonite shall make all contributions to the Retirement Plan as required by the Statutory Funding Requirements;

          (2)   Samsonite shall make such additional contributions to the Retirement Plan during the Term as are necessary to insure that the Required Credit Balance is preserved as of the end of each Plan Year; and

          (3)   Samsonite shall also make such contributions to the Retirement Plan as are necessary to insure that the Required Credit Balance as of the end of the 2005 Plan Year is so maintained, plus interest, up to April 30, 2006.

        b.     Any contributions necessary to meet the Required Credit Balance for a particular plan year shall be made no later than January 15 following the end of the plan year (or in the case of the first quarterly payment for the 2006 Plan Year, by May 15, 2006); provided, however, that nothing in this Agreement shall accelerate the timing of required installments and other payments required under section 412 of the Code.

        c.     Notwithstanding anything in this Agreement, contributions to the Retirement Plan for any given Plan year will not be required to exceed Retirement Plan's Maximum Tax Deductible Contribution Amount. If, for any Plan Year during the Term of this Agreement, any contribution Samsonite would be required to make to the Retirement Plan is reduced solely due to the limitation imposed by the Maximum Tax Deductible Contribution Amount, the amount of the Required Credit Balance will be unaffected even if the actual credit balance in the Funding Standard Account for that Plan Year is less than the Required Credit Balance.

        d.     Notwithstanding anything in this Agreement, as soon as the Term has expired, the entire amount of the Required Credit Balance may be taken into account with immediate effect from the first day of the first Plan Year that ends after the last day of the Term for purposes of satisfying the Statutory Funding Requirements for the Retirement Plan for such Plan Year and subsequent Plan Years.

        e.     Notwithstanding anything in this Agreement, Samsonite agrees that in the event that it commences, or has commenced against it, any bankruptcy case or other insolvency proceedings, it will apply to the applicable court having jurisdiction over such proceedings and use its reasonable best efforts to obtain court approval for the assumption of this agreement and for permission to continue to perform all its obligations hereunder as if such insolvency proceedings had not been commenced.

Section III
NO EFFECT ON STATUTORY FUNDING REQUIREMENTS OR ENFORCEMENT

        This Agreement does not alter in any way the determination of the Statutory Funding Requirements for the Retirement Plan, including without limitation the determination of credit balance amounts and charges and credits to the Funding Standard Account under section 302 of ERISA and section 412 of the Code. Rather, with regard to funding of the Retirement Plan, this Agreement sets forth agreed-upon restrictions that contractually limit for certain purposes and for specified periods the availability of certain credit balance amounts in the Funding Standard Account, and those agreed-upon restrictions thus may result in annual contributions to the Retirement Plan with respect to certain periods that exceed the annual contributions that otherwise would be required with respect to those periods under the Statutory Funding Requirements. Consequently, nothing in this Agreement shall alter the values, methods and procedures that may be used by Samsonite or the enrolled actuary for the Retirement Plan to determine the Statutory Funding Requirements.

Section IV
ENFORCEMENT OF CONTRIBUTION CREDIT BALANCE RESTRICTIONS

        If PBGC determines that the Required Credit Balance restrictions in section 2 of this Agreement have been violated, PBGC's sole recourse shall be as follows:

        a.     Notice of Alleged Violation. Upon its determination that Samsonite has violated the provisions of section 2 of this Agreement for a Plan Year, PBGC shall serve upon Samsonite a written notice specifying the nature and extent of that alleged violation. PBGC's notice shall specify the manner and amount by which, in its actuary's opinion, Samsonite has violated this Agreement's credit balance maintenance requirements.

        b.     Timing of Notice. The notice described in section 4(a) hereof must be delivered to Samsonite no later than one year from the date PBGC receives, with respect to the Plan Year for which the alleged violation occurs, the information described in section 8 hereof.

        c.     90-Day Period. For a period of 90 days following PBGC's notice under section 4(a) hereof, PBGC and Samsonite shall attempt in good faith to resolve the issue raised in PBGC's notice. If PBGC and Samsonite do not resolve the issue as provided in the preceding sentence, PBGC, on or after the 91st day following PBGC's notice under section 4(a) hereof, may file an action in an appropriate court seeking to enforce this Agreement with respect to the issue in dispute. Samsonite retains any and all defenses and claims it may have in response to any such PBGC action.

        d.     Limitation. If no notice is delivered by PBGC with respect to a Plan Year within the period specified in section 4(b) hereof, then PBGC shall be barred from asserting or claiming that Samsonite has violated the Required Credit Balance restrictions applicable to such Plan Year, and, to the extent (if any) that any such violation has an effect on the determination of charges or credits to the Funding Standard Account in future Plan Years, PBGC is barred from claiming or seeking any monetary relief with respect to such effects in future Plan Years.

Section V
RELEASE

        In consideration of the terms, conditions, mutual covenants and agreements set forth herein, the adequacy and sufficiency of which are hereby acknowledged, PBGC, on its own behalf, and in every other capacity in which it may now or in the future act, releases and forever discharges Samsonite and all of the members of its Controlled Group from any claim whatsoever with respect to any and all of Samsonite's and each of its Controlled Group member's liability under section 4062(e) of ERISA and under Title IV of ERISA, if any, with respect to the Cessations of Operations.

Section VI
REPRESENTATIONS AND WARRANTIES OF SAMSONITE

        Samsonite hereby represents and warrants to PBGC that each of the following representations and warranties is true and correct as of the Effective Date.

        a.     Organization. Samsonite is duly organized under the laws of the State of Delaware and is qualified to do business under the laws of any state where a failure so to qualify would have a material adverse effect on its operations. Samsonite has full power and authority to enter into and perform its obligations under the Agreement and to carry out and consummate the transactions contemplated by the Agreement.

        b.     Authorization. Samsonite's execution, delivery and performance of the Agreement and any other documents to be executed by Samsonite in connection with the Agreement have been duly authorized by all necessary corporate action.

        c.     No Legal Bar. Samsonite's execution and delivery of the Agreement, Samsonite's performance of its obligations under the Agreement, and Samsonite's compliance with the terms and provisions of the Agreement (i) will not violate in any material respect any law applicable to Samsonite or any of its properties, the consequences of which violation could reasonably be expected to have a material adverse effect on the ability of Samsonite to perform its obligations under the Agreement; and (ii) will not violate any provision of the Certificate of Incorporation or By-Laws of Samsonite, or any material contract or agreement which is binding on Samsonite or its properties, or result in a breach of or constitute (with due notice, lapse of time or both) a default under any indenture, agreement, lease or other instrument to which Samsonite is a party, and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

        d.     Enforceability. This Agreement shall be duly executed by authorized officers or other representatives of Samsonite. In addition, this Agreement shall constitute a legal, valid and binding contract and agreement of Samsonite enforceable by PBGC, and only by PBGC, against Samsonite in accordance with its terms.

Section VII
REPRESENTATIONS AND WARRANTIES OF PBGC

        PBGC hereby represents and warrants to Samsonite that each of the following representations and warranties is true and correct as of the Effective Date.

        a.     Organization. PBGC is a wholly-owned United States government corporation established under Title IV of ERISA. PBGC has full power and authority to enter into and perform its obligations under the Agreement and to carry out and consummate the transactions contemplated by the Agreement.

        b.     Authorization. PBGC's execution, delivery and performance of the Agreement have been duly authorized by all necessary corporate action and are within PBGC's statutory authorization and authority.

        c.     No Legal Bar. PBGC's execution and delivery of the Agreement, PBGC's performance of its obligations under the Agreement, PBGC's consummation of the transactions contemplated by the Agreement and PBGC's compliance with the terms and provisions of the Agreement (i) will not violate in any material respect any law applicable to PBGC or any of its properties; and (ii) will not violate any provision of Title IV of ERISA or PBGC's By-Laws, other applicable statutes, regulations and rules governing PBGC, or any material contract or agreement which is binding on PBGC or its properties.

        d.     Enforceability. This Agreement shall be duly executed by authorized officers or other representatives of PBGC. This Agreement shall constitute a legal, valid and binding contract and agreement of PBGC enforceable against PBGC in accordance with its terms.

Section VIII
SAMSONITE'S REPORTING OBLIGATIONS

        Except to the extent duplicative of reporting requirements under the Restatement, Samsonite shall furnish to PBGC the following information during the Term:

        a.     Forms 5500 when filed with the IRS (but no later than October 15th of the following Plan Year) and Actuarial Valuation Reports as soon as practicable after the last day of the Plan Year to which the Form 5500 relates, but in no event more than ninety (90) days after the end of such year.

        b.     Written notice within ten (10) days after the occurrence of any event of default under any senior secured debt instrument on which Samsonite is potentially liable, and copies of all notices of the failure to comply with any covenant or any other default given by, or provided to Samsonite by, any party to a senior secured loan, credit, guaranty, pledge, or other debt instrument to which Samsonite is also a party.

        c.     Written notice at least thirty (30) days prior to any sale, transfer or other disposition of assets in a transaction or series of related transactions outside of the ordinary course of business (collectively, an "Asset Transfer") of Samsonite or any member of the Samsonite Controlled Group, where such assets represent ten percent (10%) or more of the book value of all assets of the Samsonite Controlled Group on a consolidated basis as of the last day of the immediately preceding fiscal year, or generated ten percent (10%) or more of the consolidated revenues or operating income of the Samsonite Controlled Group for the immediately preceding fiscal year, which Asset Transfer shall be subject to PBGC's consent, such consent not to be unreasonably withheld.

        d.     At least thirty (30) days' advance written notice of any proposed change (other than a change required by law or a change permitted by Section 1 of the Restatement) in any of the Retirement Plan's actuarial assumptions or methods from those used for purposes of the 2002 actuarial valuation for purposes of the minimum funding standard of section 412 of the Code, which changes shall be subject to the PBGC's consent, which consent shall not be unreasonably withheld.

        e.     A written statement of the amount and date of contributions made to the Retirement Plan within ten (10) days of payment, or of any failure to make any contribution required by law within two (2) days of the date on which such contribution is due and payable.

        f.      A copy of any reportable event notice to the Director of PBGC's Corporate Finance and Negotiations Department at the same time such notice is filed in accordance with 29 C.F.R. Part 4043, as well as a copy of any notice otherwise required to be filed with the Internal Revenue Service or PBGC concerning the Retirement Plan at the time filing is made.

        g.     Written notice within ten (10) days of the adoption of an amendment to the Retirement Plan together with copies of the amendment.

        h.     Written notice at least sixty (60) days prior to any change in sponsorship of the Retirement Plan or any plan merger and/or transfer of liabilities or assets described in section 414(l) of the Code to or from the Retirement Plan (other than a transfer treated as a de minimis merger and/or transfer under section 414(l) of the Code). Any merger and/or transfer under section 414(l) of the Code shall be made using PBGC safe harbor assumptions.

        i.      Within thirty (30) days after the final contribution for the 2002 Plan year is made, but no later than October 31, 2003, a certificate from the Retirement Plan's enrolled actuary stating the credit balance in the Retirement Plan as of December 31, 2002.

        j.      By January 31, 2004 and annually thereafter, a letter from the Retirement Plan's enrolled actuary setting forth the calculation of the Required Credit Balance as of the immediately preceding December 31 and the amount of the payment required to maintain the Required Credit Balance (assuming in both cases that any additional amounts which are due to be contributed to the Retirement Plan as minimum funding contributions for such year are actually contributed for such Plan year by September 15th of the following year). The letter should include a statement that the contribution necessary to maintain the Retirement Plan's Required Credit Balance is not limited by the Maximum Tax Deductible Contribution Amount for the Plan Year, or, if the contribution is limited, the statement shall contain detail showing the calculations of such limitation.

        k.     Written notice at least thirty (30) days prior to any change in the Plan Year for the Retirement Plan, which change shall be subject to PBGC's written consent in advance, such consent not to be unreasonably withheld.

Section IX
FEES AND EXPENSES

        Each of Samsonite and PBGC shall pay its own respective costs, fees and expenses as incurred by it in connection with this Agreement and the transactions described herein.

Section X
GENERAL PROVISIONS

        a.     Limitation of Rights. This Agreement is intended to be and is for the sole and exclusive benefit of Samsonite, the members of Samsonite's Controlled Group, PBGC and their respective successors and assigns. Nothing expressed or mentioned in or to be implied from the Agreement gives any person other than Samsonite, the members of Samsonite's Controlled Group, and PBGC any legal or equitable right, remedy or claim against Samsonite or PBGC under or in respect of this Agreement.

        b.     Severability. If any provision of this Agreement shall be invalid, inoperative or unenforceable as applied in any particular case, this shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance. If any provision of this Agreement shall be invalid, inoperative or unenforceable in all cases, this shall not have the effect of rendering any other provision of the Agreement invalid, inoperative, or unenforceable. The invalidity of any portion of this Agreement shall not affect the remaining portions of the Agreement.

        c.     Notices. All notices, demands, instructions and other communications required or permitted under the Agreement to any party to the Agreement shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested; telefacsimile (which shall be immediately followed by the original of such communication); or pre-paid overnight delivery service with confirmed receipt; and shall be deemed to be given for purposes of this Agreement on the date the writing is received by the intended recipient, or in the case of telefacsimile, on the date transmitted to the intended recipient. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this section, notices, demands, instructions and other communications in writing shall be sent to the parties as indicated below:

To Samsonite:	L. C. Ross, Esq. General Counsel Samsonite Corporation 11200 East 45th Avenue Denver, CO 80239 Telephone: (303) 373-6625 Telefacsimile: (303) 373-6406
with copies to:	Stephen T. Lindo, Esq. Willkie Farr & Gallagher 787 7th Avenue New York, NY 10019 Telephone: (212) 728-8242 Telefacsimile: (212) 728-8111
and	ACOF Management, L.P. c/o Ares Management, L.P. 1999 Avenue of the Stars Suite 1900 Los Angeles, CA 90067 Attention: Eric Beckman
To PBGC:	Director, Corporate Finance and Negotiations Department Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005-4026 Telephone: 202-326-4070 Telefacsimile: 202-842-2643
with a copy to:	General Counsel Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005-4026 Telephone: 202-326-4020 Telefacsimile: 202-326-4112

        d.     Business Days. If the last date (whether measured by calendar days or business days) for performing any act or exercising any right provided for in the Agreement falls on a Saturday, Sunday or federal holiday, unless otherwise expressly provided in this Agreement, the act may be performed or the right exercised on the next day that is not a Saturday, Sunday or federal holiday with the same force and effect as if done on the date provided in the Agreement.

        e.     Counterparts. This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        f.      Entire Agreement. This Agreement contains the complete and exclusive statement of the agreement and understanding by and among the parties hereto and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, between the parties relating to the subject matter of this Agreement, other than the Restatement or the PBGC Lien, which shall continue in full force and effect, other than as provided in the Restatement. This Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by the parties to this Agreement.

        g.     No Admission of Liability. This Agreement is not and shall not be construed as or deemed to be an admission or concession by or on the part of any party of any liability or non-liability in connection with any matter described in the Agreement, and each party expressly denies any liability to the other. The basis for this Agreement is the desire of the parties to resolve the controversy between them without litigation.

        h.     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by the parties hereto. The failure of any party to the Agreement to enforce a provision of the Agreement shall not constitute a waiver of the party's right to enforce that provision of the Agreement.

        i.      Headings. The section headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

        j.      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the District of Columbia and by ERISA, the Code and other laws of the United States to the extent they preempt District of Columbia law.

        k.     Binding Effect. This Agreement shall be binding upon Samsonite and PBGC and their respective successors and assigns.

        l.      Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Nor shall any rule of construction that favors a non-draftsman or a government agency be applied. A reference to any statute shall be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

        m.    Assignment. This Agreement may not be assigned in whole or in part by either party without the express written consent of the other party.

        n.     No Change to Governing Plan Documents or Plan Administration. This Agreement is not a document or instrument governing the Retirement Plan, nor does anything in this Agreement amend, supplement or derogate from the documents and instruments governing the Retirement Plan. Further, nothing in this Agreement alters, amends or otherwise modifies the operation or administration of the Retirement Plan.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

SAMSONITE CORPORATION
By:
/s/ RICHARD H. WILEY
PENSION BENEFIT GUARANTY CORPORATION
By:
/s/ ANDREA E. SCHNEIDER
Andrea E. Schneider
Director, Corporate Finance and Negotiations
Department and Chief Negotiator

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  Exhibit 10.4